Exhibit 99.1

Financial Report January - March 2026 Stockholm, Sweden, April 17, 2026 (NYSE: ALV and SSE: ALIV.sdb)

Financial Report January - March 2026

Q1 2026: Solid operational performance and sales

Financial highlights Q1 2026 $2,753 million net sales, increase of 6.8% 0.8% organic sales growth* 8.6% operating margin, 8.9% adj. operating margin* $1.88 diluted EPS, 12% decrease	Full year 2026 guidance Around 0% organic sales growth Around 3% positive FX impact on net sales Around 10.5-11% adjusted operating margin Around $1.2 billion operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the first quarter of 2026

•
Net sales increased organically* by 0.8%, which was 4.2pp higher than the global LVP decrease of 3.4% (S&P Global Apr 2026) driven mainly by strong progress in Asia. Regional and customer LVP mix is estimated to have impacted sales positively by about 1.5pp, while tariff compensations added around 0.5pp. Our organic sales growth* outperformed LVP significantly in China (15pp) and Asia excl. China (6.8pp) and performed in line in EMEA and underperformed in Americas (4.5pp). Our strong performance in Asia excl. China was mainly due to India, where we outperformed by 28pp, driven by continued strong market growth in safety content per vehicle, while our China performance was mainly driven by further improved presence with Chinese OEMs.
•
Profitability was strong. Supported by successful execution of cost reductions and positive FX effects, gross profit increased by 10%. Operating income decreased by 6.7% and adjusted operating income* decreased by 3.9%, impacted by adverse FX translation effects and temporary lower R,D&E reimbursements as well as that Q1 2025 was positively impacted by one-time effects. Operating margin was 8.6% and adjusted operating margin* was 8.9%. ROCE was 22.2% and adjusted ROCE* was 22.9%.
•
Operating cash flow was negative $76 million, mainly due to an increase in working capital due to strong sales in March, temporary effects expected to reverse later in the year and the high level of accounts payable at the end of 2025. Free operating cash flow* thereby decreased to negative $159 million. The leverage ratio* was unchanged compared to a year ago at 1.3x, below our target limit of 1.5x. In the quarter, a dividend of $0.87 per share was paid.

*For Non-GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q1 2026	Q1 2025	Change
Net sales	$2,753	$2,578	6.8%
Operating income	237	254	(6.7)%
Adjusted operating income1)	245	255	(3.9)%
Operating margin	8.6%	9.9%	(1.2)pp
Adjusted operating margin1)	8.9%	9.9%	(1.0)pp
Earnings per share - diluted	1.88	2.14	(12)%
Adjusted earnings per share - diluted1)	2.05	2.15	(4.7)%
Operating cash flow	(76)	77	n/a
Return on capital employed2)	22.2%	25.6%	(3.3)pp
Adjusted return on capital employed1,2)	22.9%	25.6%	(2.7)pp
Dividends paid	(65)	(54)	20%
Share repurchases	-	(50)	(100)%

1) Excluding effects from capacity alignments and antitrust related matters. Non-GAAP measure, see reconciliation table.
2) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

The first quarter turned out better than we had anticipated, with strong sales in March. Our operational performance exceeded our expectations, with solid productivity improvements, partly supported by reduced call-off volatility. Underlying profitability improved, with gross profit increasing by 10%, although adjusted operating income was slightly lower due to temporary lower

I am pleased that we in the quarter introduced our first airbag for motorcycles, as well as our first wearable airbag solution for motorcycle riders, building on our long term strategy of growing business outside our traditional core business.

The quarter was characterized by ongoing and new geopolitical challenges. At this point, it is difficult to fully assess the likely impacts, as the situation remains fluid. We continue to carefully monitor the developments while preparing for various scenarios, including different mitigation strategies.

The business environment is uncertain but our current best estimate for the remainder of the year is a re-iteration of our full year 2026 guidance of about unchanged organic sales and an adjusted operating margin of around 10.5-11%. This is based on the assumption that LVP will decline by around 1%.

Our balance sheet is healthy, with debt leverage of 1.3x, well below our target limit of 1.5x. Based on our guidance for sales and adjusted operating margin, we continue to expect strong cash flow for the year, which supports our ambitions to provide attractive shareholder returns, including to repurchase shares of $300-500 million in 2026.

R,D&E reimbursements and the one-time income in Q1 last year.

Our positive trend in Asia continued, with strong growth in India, South Korea and China. In China, we continued to grow faster than LVP, especially with the Chinese OEMs, outperforming by 40pp. In India, we grew sales organically by 38%, reflecting mainly the trend of increased safety content in vehicles in India, as well as the continued high level of LVP growth. We continue to expand our production capabilities in India, investing in additional inflator production capacity for future growth.

Financial Report January - March 2026

Full year 2026 guidance

In addition to the assumptions below and in our business and market update below, our full year 2026 guidance is based on our customer call-offs and the achievement of our targeted cost compensation adjustments with our customers, including no material changes to tariffs or trade restrictions, as compared to what is in effect as of April 10, 2026, as well as no significant changes in the macro-economic environment, changes to customer call-off volatility or significant supply chain disruptions.

Full year 2026 Guidance
Organic sales growth	Around 0%
Adjusted operating margin1)	Around 10.5-11%
Operating cash flow2)	Around $1.2 billion
Capex, net, % of sales	Less than 5%
1) Excluding effects from capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual items.

Full year 2026 Assumptions
LVP growth	Around 1% negative
FX impact on net sales	Around 3% positive
Tax rate3)	Around 28%
3) Excluding unusual tax items.

The forward-looking Non-GAAP financial measures above are provided on a Non-GAAP basis. Autoliv has not provided a GAAP reconciliation of these measures because items that impact these measures, such as costs and gains related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

The earnings conference call will be held at 2:00 p.m. CET today, April 17, 2026. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report January - March 2026

Business and market condition update

Supply Chain

Call-off volatility improved somewhat compared to both Q4 2025 and Q1 2025, although it still remains higher than pre-pandemic levels. Low customer demand visibility and changes to customer call-offs with short notice continued to have some negative impact on our production efficiency and profitability. We expect call-off volatility for the full year 2026 on average to be slightly improved compared to 2025 but still remain higher than pre-pandemic levels. However, the continued significant uncertainty in the geopolitical environment and future changes in tariffs and trade restrictions may lead to more negative call-off volatility.

Raw material inflation, geopolitical risks and tariffs

Raw material price changes had only a small negative impact on our profitability in the first quarter, with a gross impact of around $5 million. For the full year 2026, our current assessment is for around $90 million gross impact from higher raw material prices. We expect to be able to mitigate a majority of this headwind, mainly through internal cost reductions, material mix improvements and commercial negotiations with customers and suppliers. Given the continued uncertainty in the geopolitical environment, the effects of tariffs and trade restrictions may lead to a more adverse inflation environment. We continue to execute on productivity and cost reduction initiatives to offset these cost pressures.

The effects of the new tariffs imposed in 2025 impacted our profitability in negatively in the first quarter of 2026. Although we achieved customer compensations for more than 70% of tariff costs, the net effect on operating margin was around 40bps negative, including the dilution effect. While it is our ambition and expectation to continue passing tariff costs on to our customers, there is significant uncertainty as future recovery levels may vary. For the full year 2026, we estimate the tariff-related dilution on operating margin to be similar to the around 20 bps that it was for full year 2025.

We currently do not expect any material impact from the U.S. Supreme Court's ruling that the International Emergency Economic Powers Act did not authorize the imposition of the tariffs in 2025, as our gross exposure is limited to around $25 million and the net exposure is well below $10 million.

Ongoing geopolitical developments, including the hostilities in and around the Persian Gulf, introduce additional uncertainty into the global economic environment. These conditions may affect supply chains, commodity prices, customer demand, and broader market stability. As a result, our current financial guidance reflects the best information available today but may be subject to change should these geopolitical dynamics materially impact our operations or the markets in which we operate.

We continue to closely monitor both geopolitical developments and the tariff policy environment in order to be agile to adjust our commercial and operational responses to any such developments.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January and April 2026. All rights reserved.

Financial Report January - March 2026

Key Performance Trends

Sales Development by region	Operating and adjusted* operating income and margins

Operating cash flow and capex, net	Shareholder returns

Return on Capital Employed	Cash Conversion*

30%
25%
20%
15%
10%
5%
0%
FY'22
FY'23
FY'24
FY'25
LTM Q1'26
Return on Capital Employed

120%
80%
40%
0%
FY'22
FY'23
FY'24
FY'25
LTM Q1'26
Cash Conversion*
Target

Key definitions ------------------------------------------------------------------------------------------------------------

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Capex, net: Capital Expenditure, net, defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment.

Cash conversion*: Free operating cash flow* in relation to net income. Free operating cash flow defined as operating cash flow less capital expenditure, net.

Financial Report January - March 2026

Consolidated sales development

First quarter 2026

Consolidated sales	First quarter		Reported change	Currency	Organic
(Dollars in millions)	2026	2025	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$1,863	$1,752	6.3%	5.6%	0.7%
Seatbelt Products and Other2)	890	826	7.8%	6.7%	1.1%
Total	$2,753	$2,578	6.8%	6.0%	0.8%

Americas	$863	$851	1.3%	6.5%	(5.2)%
EMEA	835	764	9.3%	11.1%	(1.8)%
Asia excl. China	563	515	9.3%	(1.8)%	11%
China	492	447	10%	5.1%	4.9%
Total	$2,753	$2,578	6.8%	6.0%	0.8%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales for Airbags, Steering Wheels and Other grew organically* by 0.7% in the quarter. The largest contributors to the increase were center airbags, driver airbags and side airbags, partly offset by declines for passenger airbags and inflatable curtains.

Sales by product – Seatbelt Products and Other

Sales for Seatbelt Products and Other grew organically* by 1.1% in the quarter. Sales increased organically in Asia excluding China, EMEA and China while sales declined in Americas.

Sales by region

Our global organic sales* increased by 0.8% compared to the global LVP decrease of 3.4% (according to S&P Global, April 2026). The relative performance was positively impacted by product launches but also by positive effects from the regional and model LVP mix development, which we estimate contributed to about 1.5pp outperformance and by tariff compensations of around 0.5pp. Our organic sales growth* outperformed LVP growth by 15pp in China and by 6.8pp in Asia excluding China. We performed in line with LVP in EMEA and underperformed by 4.5pp in Americas, impacted mainly by negative mix due to a high LVP growth in low content South America and a lower content on some replacement models.

LVP in China declined substantially with Global OEMs declining by 8.5% and Chinese OEMs declining by 11%. Autoliv's sales to domestic OEMs increased by around 30% while our sales to global OEMs decreased by around 10%. We expect continued strong sales growth in China in 2026, driven mainly by our performance with domestic OEMs. Our strong sales growth in Asia excluding China was mainly due to 38% organic sales growth in India, reflecting LVP growth but mainly the trend of increased safety content in vehicles in India.

Q1 2026 organic growth*	Americas	EMEA	Asia excl. China	China	Global
Autoliv	(5.2)%	(1.8)%	11.1%	4.9%	0.8%
Main growth drivers	Subaru, Stellantis	Renault, Volvo	Suzuki, Tata	Chery, EV COEM	Suzuki, Chery
Main decline drivers	Ford, GM	VW, Hyundai	Toyota, Subaru	VW, Honda	Ford, VW

Light vehicle production development

Change compared to the same period last year according to S&P Global

Q1 2026	Americas	EMEA	Asia excl. China	China	Global
LVP (Apr 2026)	(0.6)%	(0.8)%	4.3%	(10.1)%	(3.4)%
LVP (Jan 2026)	(0.7)%	(1.1)%	1.6%	(10.4)%	(4.0)%

Financial Report January - March 2026

Financial development

Condensed Income Statement	First quarter
(Dollars in millions, except per share data)	2026	2025	Change
Net sales	$2,753	$2,578	6.8%
Cost of sales	(2,227)	(2,100)	6.0%
Gross profit	526	478	10%
S,G&A	(161)	(145)	11%
R,D&E, net	(120)	(95)	26%
Other income (expense), net	(9)	15	n/a
Operating income	237	254	(6.7)%
Adjusted operating income1)	245	255	(3.9)%
Financial and non-operating items, net	(35)	(22)	61%
Income before taxes	202	233	(13)%
Income taxes	(60)	(65)	(7.2)%
Net income	$142	$167	(15)%

Earnings per share - diluted2)	$1.88	$2.14	(12)%
Adjusted earnings per share - diluted1,2)	$2.05	$2.15	(4.7)%

Gross margin	19.1%	18.6%	0.6pp
S,G&A, in relation to sales	(5.8)%	(5.6)%	(0.2)pp
R,D&E, net in relation to sales	(4.3)%	(3.7)%	(0.7)pp
Operating margin	8.6%	9.9%	(1.2)pp
Adjusted operating margin1)	8.9%	9.9%	(1.0)pp
Tax Rate	29.9%	28.0%	1.9pp

Other data
No. of shares at period-end in millions2)	74.9	77.3	(3.2)%
Weighted average no. of shares in millions, basic2)	74.8	77.6	(3.7)%
Weighted average no. of shares in millions, diluted2)	75.1	77.9	(3.6)%
1) Non-GAAP measure, excluding effects from capacity alignments and antitrust related matters. See reconciliation table. 2) Net of treasury shares.

First quarter 2026 development

Gross profit increased by $48 million and gross margin increased by 0.6pp compared to the prior year. The drivers behind the gross profit improvement were mainly positive FX effects, improved operational efficiency with lower costs for labor as well as positive effects from higher sales. This was partly offset by increased tariff costs, net.

S,G&A costs increased by $16 million compared to the prior year, mainly due to $10 million in negative FX translation effects and $5 million in higher costs for personnel driven by wage inflation and a non-recurring cost of $4 million. S,G&A costs in relation to sales increased from 5.6% to 5.8%.

R,D&E, net, costs increased by $25 million compared to the prior year, mainly due to $11 million in lower engineering income related to timing effects, $5 million in higher personnel costs due to wage inflation and $4 million in negative FX translation effects. R,D&E, net, in relation to sales increased from 3.7% to 4.3%.

Other income (expense), net, was negative $9 million, compared to positive $15 million in the same period last year. The positive $15 million in 2025 related mainly to recycled accumulated currency translation differences related to the divestment of our idled operations in Russia while the negative $9 million in 2026 related mainly to restructuring costs in EMEA.

Operating income decreased by $17 million compared to the prior year, due to the higher costs for R,D&E, net, Other income (expense) and S,G&A, partly offset by higher gross profit as outlined above.

Adjusted operating income* decreased by $10 million compared to the prior year, due to the higher costs for R,D&E, net, S,G&A and Other income (expense), partly offset by higher gross profit as outlined above.

Financial and non-operating items, net, was negative $35 million compared to negative $22 million a year earlier. The cost increase comes from $12 million in higher costs for non-operating items mainly related to restructuring costs in Americas.

Income before taxes decreased by $30 million compared to the prior year, mainly due to the lower operating income and higher costs for financial and non-operating items, net.

Tax rate was 29.9% compared to 28.0% the prior year. Discrete tax items, net, had an unfavorable impact of 2.3pp in the first quarter of 2026, while discrete tax items, net were not material in the corresponding quarter last year.

Earnings per share, diluted decreased by $0.26 compared to the prior year. The main drivers were $0.16 from lower operating income, $0.12 from financial and non-operating items, $0.05 from taxes partly offset by $0.07 from lower number of outstanding shares, diluted.

Financial Report January - March 2026

Selected Cash Flow and Balance Sheet Items

Selected Cash Flow items	First quarter
(Dollars in millions)	2026	2025	Change
Net income	$142	$167	(15)%
Depreciation and amortization	107	95	12%
Other non-cash adjustments, net	25	(6)	n/a
Changes in operating working capital	(349)	(179)	95%
Operating cash flow	(76)	77	n/a
Capital expenditure, net1)	(84)	(93)	(10)%
Free operating cash flow2)	$(159)	$(16)	901%
Cash conversion3)	n/a	n/a	n/a
Shareholder returns
- Dividends paid	(65)	(54)	20%
- Share repurchases	-	(50)	(100)%
Cash dividend paid per share	$(0.87)	$(0.70)	24%
Capital expenditures, net in relation to sales	3.0%	3.6%	(0.6)pp

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net. Non-GAAP measure. See enclosed reconciliation table. 3) Free operating cash flow relative to Net income. Non-GAAP measure. See reconciliation table.

Selected Balance Sheet items	First quarter
(Dollars in millions)	2026	2025	Change
Trade working capital1)	$1,506	$1,279	18%
Trade working capital in relation to sales2)	13.7%	12.4%	1.3pp
- Receivables outstanding in relation to sales3)	22.0%	21.4%	0.6pp
- Inventory outstanding in relation to sales4)	8.6%	8.9%	(0.3)pp
- Payables outstanding in relation to sales5)	16.9%	17.8%	(0.9)pp
Cash & cash equivalents	342	322	6.0%
Gross Debt6)	2,091	2,105	(0.7)%
Net Debt7)	1,773	1,787	(0.8)%
Capital employed8)	4,417	4,149	6.5%
Return on capital employed9)	22.2%	25.6%	(3.3)pp
Total equity	2,644	2,361	12%
Return on total equity10)	21.7%	28.8%	(7.1)pp
Leverage ratio11)	1.3	1.3	(0.1)

1) Outstanding receivables and outstanding inventory less outstanding payables. Non-GAAP measure, see reconciliation table. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. Non-GAAP measure, see reconciliation table. Annualized quarterly sales is calculated as the quarterly sales amount multiplied by four. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. See definitions of "Annualized operating income" in footnote to the reconciliation tables below. 10) Annualized net income relative to average total equity. See definitions of "Annualized net income" in footnote to the reconciliation tables below. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-GAAP measure. See reconciliation table.

First quarter 2026 development

Changes in operating working capital impacted operating cash flow by $349 million negative compared to an impact of $179 million negative in the prior year. The $349 million increase in operating working capital mainly comes from $175 million increase in receivables and $134 million decrease in accounts payables. The increase in operating working capital is mainly related to high level of sales in March 2026, other temporary effects that are expected to reverse later in the year and the high level of accounts payable at the end of December 2025.

Operating cash flow decreased by $153 million to $(76) million compared to the prior year, mainly because of the increase in operating working capital outlined above and a lower net income, partly offset by higher depreciation and other non-cash adjustments.

Capital expenditure, net, decreased by $10 million compared to the prior year. The level of capital expenditure, net, in relation to sales declined to 3.0% versus 3.6% a year earlier. The lower level of capital expenditure, net is mainly related to the lower activity level of footprint optimization and less capacity expansion.

Free operating cash flow* was negative $159 million compared to negative $16 million in the prior year. The decrease was due to the lower operating cash flow partly offset by the lower capital expenditure, net, as outlined above.

Cash conversion* defined as free operating cash flow* in relation to net income, was n/a in the quarter compared to n/a a year earlier as free operating cash flow was negative both quarters.

Financial Report January - March 2026

Trade working capital* in relation to sales increased from 12.4% to 13.7%. This was mainly due to that accounts receivables in relation to sales increased from 21.4% to 22.0% due to high sales in March 2026 and other temporary effects that are expected to reverse later in the year. The increase of trade working capital in relation to sales was also due to that accounts payables decreased from 17.8% of sales to 16.9% due to geographic sales mix changes and timing effects.

Net debt* was $1,773 million as of March 31, 2026, which was $14 million lower than a year earlier.

Total equity as of March 31, 2026, increased by $283 million compared to March 31, 2025. This was mainly due to net income of $710 million and $103 million in positive currency translation effects, partly offset by $304 million in share repurchases, including taxes, and $249 million in dividend payments.

Leverage ratio*: On March 31, 2026, the Company had a leverage ratio of 1.3x compared to 1.3x on March 31, 2025, as the 12 months trailing adjusted EBITDA* increased by $74 million while net debt* per the policy was unchanged. Our target is to have a leverage ratio not higher than 1.5x.

Headcount

	Mar 31	Dec 31	Mar 31
	2026	2025	2025
Total headcount	64,100	64,300	65,900
Whereof: Direct headcount in manufacturing	46,700	47,300	48,800
Indirect headcount	17,400	17,000	17,100
Temporary personnel	10%	10%	10%

As of March 31, 2026, total headcount (Full Time Equivalent) decreased by around 1,900, or 2.9%, compared to a year earlier. The indirect workforce increased by around 300, or 1.5%, mainly reflecting a change in headcount reporting classification, moving around 300 people from direct to indirect. The direct workforce decreased by approximately 2,100, or 4.4%. The decrease was supported by an improvement in customer call-off accuracy which enabled us to accelerate operating efficiency improvements and also reflecting the reclassification mentioned above.

Compared to December 31, 2025, total headcount (Full Time Equivalent) decreased by around 200, or 0.4%. Indirect headcount increased by around 300, while direct headcount decreased by approximately 600 impacted by the reclassification mentioned above.

Financial Report January - March 2026

Other Items

•
On February 19, 2026, Autoliv announced that Mr. Martin Lundstedt, a current member of the Board of Directors, has elected not to stand for re-election. Mr. Lundstedt's service as a director will end at the 2026 Annual Stockholders Meeting.
•
On March 6, 2026, Autoliv announced that its Board of Directors appointed Monika Grama as the new Chief Financial Officer and Executive Vice President, Finance, of the Company. Ms. Grama succeeded Fredrik Westin as of April 1, 2026. Ms. Grama has served as the Vice President, Finance of the Autoliv Europe Middle East and Africa (EMEA) division since 2020. Monika Grama joined Autoliv in 2009 and, prior to her current role, she served as Finance Manager and Managing Director of Autoliv Romania, one of Autoliv's largest production hubs globally. Ms. Grama has played a vital role in contributing to the development of the Autoliv EMEA division during a challenging period for the automotive industry.
•
On March 6, 2026, Autoliv announced the renewal for one year of its €3 billion guaranteed euro medium term note program, originally established on April 11, 2019.

•
On March 12, 2026, Autoliv announced it has together with Yamaha Motor Co. co-developed an innovative airbag system for the new Tricity commuter scooter. This is a significant step toward making advanced safety solutions accessible to a wider range of riders, moving beyond their previous availability solely on high-end motorcycles. The collaboration reflects Autoliv's continued expansion beyond its core business and supports the company's long-term strategic direction.
•
On March 24, 2026, Autoliv announced it has developed its first complete wearable protection for motorcycle riders: a vest with an integrated airbag system designed to reduce critical injury risks in the event of a crash. This system is being launched in collaboration with RS Taichi, a leading manufacturer of motorcycle riding gear, who will bring it to market. This initiative complements Autoliv's motorcycle and bike offer and supports its long-term strategy to explore opportunities beyond its core business of airbags, seatbelts and steering wheels for light vehicles.
•
The Board has set Thursday, May 7, 2026 as the date for the 2026 Annual Stockholders Meeting. The Board has decided that the meeting will be in-person only.

Next Report Autoliv intends to publish the quarterly earnings report for the second quarter of 2026 on Friday, July 17, 2026.	Footnotes *Non-GAAP measures, see enclosed reconciliation tables.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)709 578 171

Henrik Kaar

Director Investor Relations

Tel +46 (0)709 578 114

Inquiries: Media

Gabriella Etemad

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on April 17, 2026.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January and April 2026. All rights reserved. S&P Global is a global supplier of independent industry information. The permission to use S&P Global copyrighted reports, data and information does not constitute an endorsement or approval by S&P Global of the manner, format, context, content, conclusion, opinion or viewpoint in which S&P Global reports, data and information or its derivations are used or referenced herein.

Financial Report January - March 2026

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation: general global and regional economic conditions, including the impact of inflation; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation, and distribution delays or interruptions; supply chain disruptions, and component shortages specific to the automotive industry or the Company; potential changes to beneficial free trade agreements and regulations, such as the United States-Mexico-Canada Agreement; changes in geopolitical and other economic and political conditions or developments, including inflation, changes trade policies, tariff regimes, and other developments in and by countries in which we do business that could materially impact supply chains, margins, access to capital, or overall business performance; political stability or geopolitical conflicts; changes in general industry or market conditions, including regional economic growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction, and efficiency initiatives and the market reaction thereto; loss of business from increased competition; volatility or increases in raw material, fuel, and energy costs; changes in consumer and customer preferences for end products; loss of customers or sales; legislative or regulatory changes; customer bankruptcies, consolidations or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers, including inflation and tariff compensations; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgments or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims, and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments or results of tax audits by governmental authorities and changes in our effective tax rate; dependence on key personnel; our ability to meet our sustainability targets, goals and commitments; dependence on and relationships with customers and suppliers; the conditions necessary to hit our financial targets; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report January - March 2026

Consolidated Statements of Income

	First quarter		Latest 12	Full Year
(Dollars in millions, except per share data, unaudited)	2026	2025	months	2025
Airbags, Steering Wheels and Other1)	$1,863	$1,752	$7,413	$7,302
Seatbelt products and Other1)	890	826	3,577	3,513
Total net sales	2,753	2,578	10,990	10,815

Cost of sales	(2,227)	(2,100)	(8,868)	(8,741)
Gross profit	526	478	2,122	2,074

Selling, general & administrative expenses	(161)	(145)	(587)	(571)
Research, development & engineering expenses, net	(120)	(95)	(438)	(413)
Other income (expense), net	(9)	15	(26)	(2)
Operating income	237	254	1,071	1,088

Income from equity method investments	1	1	6	6
Interest income	3	2	10	10
Interest expense	(26)	(25)	(104)	(103)
Other non-operating items, net	(12)	0	(27)	(15)
Income before income taxes	202	233	956	986

Income taxes	(60)	(65)	(246)	(250)
Net income	142	167	710	736

Less: Net income attributable to non-controlling interest	0	0	1	1
Net income attributable to controlling interest	$141	$167	$709	$735

Earnings per share - diluted	$1.88	$2.14	$9.31	$9.55
1) Including Corporate sales.

Financial Report January - March 2026

Consolidated Balance Sheets

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions, unaudited)	2026	2025	2025	2025	2025
Assets
Cash & cash equivalents	$342	$604	$225	$237	$322
Receivables, net	2,422	2,236	2,357	2,341	2,205
Inventories, net	947	992	1,036	957	913
Prepaid expenses	206	212	226	249	184
Other current assets	71	57	102	146	75
Total current assets	3,987	4,101	3,946	3,929	3,699

Property, plant & equipment, net	2,356	2,417	2,402	2,399	2,286
Operating leases right-of-use assets	166	171	167	171	168
Goodwill and intangible assets, net	1,392	1,386	1,387	1,389	1,380
Investments and other non-current assets	567	568	561	588	581
Total assets	8,468	8,644	8,463	8,476	8,114

Liabilities and equity
Short-term debt	393	419	654	679	540
Accounts payable	1,862	2,007	1,889	1,945	1,839
Accrued liabilities	1,024	1,050	1,172	1,138	1,053
Operating lease liabilities - current	43	43	44	44	42
Other current liabilities	386	404	383	430	327
Total current liabilities	3,708	3,923	4,141	4,235	3,800

Long-term debt	1,699	1,734	1,374	1,372	1,565
Pension liability	176	169	167	167	163
Operating lease liabilities - non-current	117	122	118	121	120
Other non-current liabilities	125	113	105	102	103
Total non-current liabilities	2,115	2,138	1,763	1,762	1,952

Total parent shareholders’ equity	2,634	2,572	2,549	2,469	2,351
Non-controlling interest	10	10	10	11	10
Total equity	2,644	2,582	2,559	2,480	2,361

Total liabilities and equity	$8,468	$8,644	$8,463	$8,476	$8,114

Financial Report January - March 2026

Consolidated Statements of Cash Flow

	First quarter		Latest 12	Full Year
(Dollars in millions, unaudited)	2026	2025	months	2025
Net income	$142	$167	$710	$736
Depreciation and amortization	107	95	419	407
Gain on divestiture of property	-	(6)	(0)	(6)
Other non-cash adjustments, net	25	(1)	57	32
Net change in operating working capital:
Receivables	(175)	(166)	(107)	(98)
Other current assets	(36)	(24)	(38)	(26)
Inventories	35	22	5	(8)
Accounts payable	(134)	25	(40)	119
Accrued expenses	(30)	(46)	(14)	(30)
Income taxes	(7)	11	12	30
Net cash (used in) provided by operating activities	(76)	77	1,004	1,157

Expenditures for property, plant and equipment	(85)	(102)	(425)	(441)
Proceeds from sale of property, plant and equipment	1	8	11	18
Net cash used in investing activities	(84)	(93)	(413)	(423)

Net (decrease) increase in short term debt	(26)	123	(138)	11
Decrease in long-term debt	(2)	-	(311)	(311)
Increase in long-term debt	-	39	481	521
Dividends paid	(65)	(54)	(249)	(238)
Share repurchases	-	(50)	(301)	(351)
Common stock options exercised	-	0	-	0
Dividend paid to non-controlling interests	-	-	(1)	(1)
Net cash (used in) provided by financing activities	(93)	57	(519)	(369)

Effect of exchange rate changes on cash	(10)	(49)	(51)	(90)
(Decrease) increase in cash and cash equivalents	(263)	(8)	19	274
Cash and cash equivalents at period-start	604	330	322	330
Cash and cash equivalents at period-end	$342	$322	$342	$604

Financial Report January - March 2026

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

In this report we sometimes refer to Non-GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these Non-GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e., U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on page 5 present changes in organic sales growth as reconciled to the change in the total GAAP net sales.

Reconciliation of GAAP measure "Working Capital" to Non-GAAP Measure "Trade Working Capital"

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. Trade working capital is an indicator of operational efficiency, which impacts the Company’s ability to return value to shareholders either through dividends or share repurchases. We believe this is useful for readers to understand the efficiency of the Company’ operational capital management. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations management.

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions)	2026	2025	2025	2025	2025
Total current assets	$3,987	$4,101	$3,946	$3,929	$3,699
Total current liabilities	(3,708)	(3,923)	(4,141)	(4,235)	(3,800)
Working capital (GAAP)	278	178	(195)	(305)	(101)
Less: Cash and cash equivalents	(342)	(604)	(225)	(237)	(322)
Prepaid expenses	(206)	(212)	(226)	(249)	(184)
Other current assets	(71)	(57)	(102)	(146)	(75)
Less: Short-term debt	393	419	654	679	540
Accrued expenses	1,024	1,050	1,172	1,138	1,053
Operating lease liabilities - current	43	43	44	44	42
Other current liabilities	386	404	383	430	327
Trade working capital (Non-GAAP)	$1,506	$1,221	$1,504	$1,354	$1,279

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions)	2026	2025	2025	2025	2025
Receivables, net	$2,422	$2,236	$2,357	$2,341	$2,205
Inventories, net	947	992	1,036	957	913
Accounts payable	(1,862)	(2,007)	(1,889)	(1,945)	(1,839)
Trade working capital (Non-GAAP)	$1,506	$1,221	$1,504	$1,354	$1,279
Quarterly sales	$2,753	$2,817	$2,706	$2,714	$2,578
Annualized quarterly sales1)	11,012	11,269	10,822	10,857	10,312
Trade working capital in relation to annualized quarterly sales	13.7%	10.8%	13.9%	12.5%	12.4%
1) Calculated as the current quarterly sales multiplied by four.

Financial Report January - March 2026

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2024	2023	2022	2021
Total current assets	$3,483	$3,974	$3,714	$3,675
Total current liabilities	(3,633)	(4,035)	(3,642)	(2,821)
Working capital (GAAP)	(150)	(61)	72	853
Less: Cash and cash equivalents	(330)	(498)	(594)	(969)
Prepaid expenses	(167)	(173)	(160)	(164)
Other current assets	(72)	(93)	(84)	(65)
Less: Short-term debt	387	538	711	346
Accrued expenses	1,056	1,135	915	996
Operating lease liabilities - current	41	39	39	38
Other current liabilities	351	345	283	297
Trade working capital (Non-GAAP)	$1,115	$1,232	$1,183	$1,332

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2024	2023	2022	2021
Receivables, net	$1,993	$2,198	$1,907	$1,699
Inventories, net	921	1,012	969	777
Accounts payable	(1,799)	(1,978)	(1,693)	(1,144)
Trade working capital (Non-GAAP)	$1,115	$1,232	$1,183	$1,332
Quarterly sales	$2,616	$2,751	$2,335	$2,119
Annualized quarterly sales1)	10,463	11,006	9,340	8,476
Trade working capital in relation to annualized quarterly sales	10.7%	11.2%	12.7%	15.7%
1) Calculated as the fourth quarterly sales multiplied by four.

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this Non-GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(Dollars in millions)	2026	2025	2025	2025	2025
Short-term debt	$393	$419	$654	$679	$540
Long-term debt	1,699	1,734	1,374	1,372	1,565
Total debt (GAAP)	2,091	2,153	2,027	2,051	2,105
Cash & cash equivalents	(342)	(604)	(225)	(237)	(322)
Debt issuance cost/Debt-related derivatives, net	23	17	(30)	(62)	4
Net debt (Non-GAAP)	$1,773	$1,566	$1,772	$1,752	$1,787

		Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)		2024	2023	2022	2021
Short-term debt		$387	$538	$711	$346
Long-term debt		1,522	1,324	1,054	1,662
Total debt (GAAP)		1,909	1,862	1,766	2,008
Cash & cash equivalents		(330)	(498)	(594)	(969)
Debt issuance cost/Debt-related derivatives, net		(24)	3	12	13
Net debt (Non-GAAP)		$1,554	$1,367	$1,184	$1,052

Leverage ratio

The Non-GAAP measure “net debt” is also used in the Non-GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio equal to or below 1.5x.

Financial Report January - March 2026

	Mar 31	Dec 31	Mar 31
(Dollars in millions)	2026	2025	2025
Net debt1) (Non-GAAP)	$1,773	$1,566	$1,787
Pension liabilities	176	169	163
Net debt per the Policy (Non-GAAP)	$1,949	$1,736	$1,950

Net income2)	$710	$736	$688
Income taxes2)	246	250	246
Interest expense, net2, 3)	93	93	97
Other non-operating items, net2)	28	15	16
Income from equity method investments2)	(6)	(6)	(6)
Depreciation and amortization of intangibles2)	419	407	386
Capacity alignments2)	28	23	19
Antitrust related items2)	4	3	4
Other items2)	-	-	(0)
EBITDA per the Policy (Adjusted EBITDA) (Non-GAAP)	$1,523	$1,521	$1,449

Leverage ratio (Non-GAAP)	1.3	1.1	1.3

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, including cost for extinguishment of debt, if any, less interest income.

Reconciliation of GAAP measure "Operating cash flow" to Non-GAAP measures "Free operating cash flow" and "Cash conversion"

Management uses the Non-GAAP measure “free operating cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free operating cash flow, see the reconciliation table below. Management uses the Non-GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free operating cash flow. The measure is a tool to evaluate how efficiently the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	First quarter		Latest 12	Full Year
(Dollars in millions)	2026	2025	months	2025
Net income	$142	$167	$710	$736
Depreciation and amortization	107	95	419	407
Gain on divestiture of property	-	(6)	(0)	(6)
Other, net	25	(1)	57	32
Changes in operating working capital, net	(349)	(179)	(182)	(12)
Operating cash flow (GAAP)	(76)	77	1,004	1,157
Expenditures for property, plant and equipment	(85)	(102)	(425)	(441)
Proceeds from sale of property, plant and equipment	1	8	11	18
Capital expenditure, net1)	(84)	(93)	(413)	(423)
Free operating cash flow2) (Non-GAAP)	$(159)	$(16)	$590	$734
Cash conversion3) (Non-GAAP)	n/a	n/a	83%	100%

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net.
3) Free operating cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2024	2023	2022	2021
Net income	$648	$489	$425	$437
Depreciation and amortization	387	378	363	394
Gain on divestiture of property	-	-	(80)	-
Other, net	(29)	(119)	(54)	(15)
Changes in operating working capital, net	53	235	58	(63)
Operating cash flow (GAAP)	1,059	982	713	754
Expenditures for property, plant and equipment	(579)	(572)	(585)	(458)
Proceeds from sale of property, plant and equipment	17	4	101	4
Capital expenditure, net1)	(563)	(569)	(485)	(454)
Free operating cash flow2) (Non-GAAP)	$497	$414	$228	$300
Cash conversion3) (Non-GAAP)	77%	85%	54%	69%

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net.
3) Free operating cash flow relative to net income.

Financial Report January - March 2026

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain GAAP measures exclusive of these items.

The following tables reconcile Income before income taxes, Net income attributable to controlling interest, Capital employed, which are inputs utilized to calculate Return On Capital Employed (“ROCE”), adjusted ROCE and Return On Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. See definitions of "annualized operating income" and "average capital employed" in footnote to the tables below. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. See definitions of "annualized income" and "average total equity" in footnote to the tables below. Adjusted ROE is annualized income (loss) relative to average total equity for the periods presented as adjusted to exclude certain non-recurring items. The Company’s management believes that ROE and Adjusted ROE are useful indicators of how well management creates value for its shareholders through its operating activities and its capital management.

With respect to the Andrews litigation settlement, the Company has treated this specific settlement as a non-recurring charge because of the unique nature of the lawsuit, including the facts and legal issues involved.

Accordingly, the tables below reconcile from GAAP to the equivalent Non-GAAP measures.

Reconciliation of GAAP measure "Operating income" to Non-GAAP measure "Adjusted Operating income"

	First quarter		Latest 12	Full year
(Dollars in millions)	2026	2025	months	2025
Operating income (GAAP)	$237	$254	$1,071	$1,088
Non-GAAP adjustments:
Less: Capacity alignments	8	2	28	23
Less: Antitrust related items	0	(1)	4	3
Total non-GAAP adjustments to operating income	8	1	33	26
Adjusted Operating income (Non-GAAP)	$245	$255	$1,104	$1,114

(Dollars in millions)	2024	2023	2022	2021
Operating income (GAAP)	$979	$690	$659	$675
Non-GAAP adjustments:
Less: Capacity alignments1)	19	218	(61)	8
Less: The Andrews litigation settlement	-	8	-	-
Less: Antitrust related items	8	4	-	-
Total non-GAAP adjustments to operating income	27	230	(61)	8
Adjusted Operating income (Non-GAAP)	$1,007	$920	$598	$683
1) For 2022, including a gain on divestiture of property of $80 million.

Financial Report January - March 2026

Reconciliation of GAAP measure "Operating margin" to Non-GAAP measure "Adjusted Operating margin"

	First quarter		Latest 12	Full year
	2026	2025	months	2025
Operating margin (GAAP)	8.6%	9.9%	9.7%	10.1%
Non-GAAP adjustments:
Less: Capacity alignments	0.3%	0.1%	0.3%	0.2%
Less: Antitrust related items	0.0%	(0.0)%	0.0%	0.0%
Total non-GAAP adjustments to operating margin	0.3%	0.0%	0.3%	0.2%
Adjusted Operating margin (Non-GAAP)	8.9%	9.9%	10.0%	10.3%

	2024	2023	2022	2021
Operating margin (GAAP)	9.4%	6.6%	7.5%	8.2%
Non-GAAP adjustments:
Less: Capacity alignments	0.2%	2.1%	(0.7)%	0.1%
Less: The Andrews litigation settlement	-	0.1%	-	-
Less: Antitrust related items	0.1%	0.0%	-	-
Total non-GAAP adjustments to operating margin	0.3%	2.2%	(0.7)%	0.1%
Adjusted Operating margin (Non-GAAP)	9.7%	8.8%	6.8%	8.3%

Reconciliation of GAAP measure "Other non-operating items, net" to Non-GAAP measure "Adjusted Other non-operating items, net"

	First quarter
	2026	2025
Other non-operating items, net (GAAP)	$(12)	$0
Non-GAAP adjustments:
Less: Capacity alignments - non-operating1)	9	-
Total non-GAAP adjustments to other non-operating items, net	9	-
Adjusted Other non-operating items, net (Non-GAAP)	$(3)	$0
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Reconciliation of GAAP measure "Income before income taxes" to Non-GAAP measure "Adjusted Income before income taxes"

	First quarter
(Dollars in millions)	2026	2025
Income before income taxes (GAAP)	$202	$233
Non-GAAP adjustments:
Less: Capacity alignments - operating	8	2
Less: Capacity alignments - non-operating1)	9	-
Less: Antitrust related items	0	(1)
Total non-GAAP adjustments to Income before income taxes	17	1
Adjusted Income before income taxes (Non-GAAP)	$219	$233
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Reconciliation of GAAP measure "Net income" to Non-GAAP measure "Adjusted Net income"

	First quarter
(Dollars in millions)	2026	2025
Net income (GAAP)	$142	$167
Non-GAAP adjustments:
Less: Capacity alignments - operating	8	2
Less: Capacity alignments - non-operating1)	9	-
Less: Antitrust related items	0	(1)
Less: Tax on non-GAAP adjustments	(4)	(0)
Total non-GAAP adjustments to Net income	12	1
Adjusted Net income (Non-GAAP)	$154	$168
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Financial Report January - March 2026

Reconciliation of GAAP measure "Net income attributable to controlling interest" to Non-GAAP measure "Adjusted Net income attributable to controlling interest"

	First quarter
(Dollars in millions)	2026	2025
Net income attributable to controlling interest (GAAP)	$141	$167
Non-GAAP adjustments:
Less: Capacity alignments - operating	8	2
Less: Capacity alignments - non-operating1)	9	-
Less: Antitrust related items	0	(1)
Less: Tax on non-GAAP adjustments	(4)	(0)
Total non-GAAP adjustments to Net income attributable to controlling interest	12	1
Adjusted Net income attributable to controlling interest (Non-GAAP)	$154	$167
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Reconciliation of GAAP measure "Earnings per share - diluted" to Non-GAAP measure "Adjusted Earnings per share - diluted"

	First quarter
	2026	2025
Earnings per share - diluted (GAAP)	$1.88	$2.14
Non-GAAP adjustments:
Less: Capacity alignments - operating	0.10	0.02
Less: Capacity alignments - non-operating1)	0.12	-
Less: Antitrust related items	0.00	(0.02)
Less: Tax on non-GAAP adjustments	(0.05)	(0.00)
Total non-GAAP adjustments to Earnings per share - diluted	0.17	0.01
Adjusted Earnings per share - diluted (Non-GAAP)	$2.05	$2.15

Weighted average number of shares outstanding - diluted	75.1	77.9
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Reconciliation of GAAP measure "Return on Capital Employed" to Non-GAAP measure "Adjusted Return on Capital Employed"

	First quarter
	2026	2025
Return on capital employed1) (GAAP)	22.2%	25.6%
Non-GAAP adjustments:
Less: Capacity alignments - operating	0.7%	0.2%
Less: Antitrust related items	0.0%	(0.1)%
Total non-GAAP adjustments to Return on capital employed1)	0.7%	0.1%
Adjusted Return on capital employed1) (Non-GAAP)	22.9%	25.6%

Annualized adjustment2) on Return on capital employed1)	$31	$3

1) Annualized operating income and income from equity method investments, relative to average capital employed. The average capital employed amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to the operating income and income from equity method investments amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the operating income and income from equity method investments amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report January - March 2026

Reconciliation of GAAP measure "Return on Total Equity" to Non-GAAP measure "Adjusted Return on Total Equity"

	First quarter
	2026	2025
Return on total equity1) (GAAP)	21.7%	28.8%
Non-GAAP adjustments:
Less: Capacity alignments - operating	1.1%	0.3%
Less: Capacity alignments - non-operating2)	1.3%	-
Less: Antitrust related items	0.0%	(0.2)%
Less: Tax on non-GAAP adjustments	(0.6)%	(0.0)%
Total non-GAAP adjustments to Return on total equity1)	1.9%	0.1%
Adjusted Return on total equity1) (Non-GAAP)	23.5%	28.9%

Annualized adjustment3) on Return on total equity1)	$50	$2

1) Annualized net income relative to average total equity. The average total equity amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

3) The quarterly annualized adjustment to net income amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the net income amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report January - March 2026

(Dollars in millions, except per share data, unaudited)	2025	2024	2023	2022	2021
Sales and Income
Net sales	$10,815	$10,390	$10,475	$8,842	$8,230
Airbags, Steering Wheels and Other1)	7,302	7,023	7,055	5,807	5,380
Seatbelt Products and Other1)	3,513	3,367	3,420	3,035	2,850
Operating income	1,088	979	690	659	675
Net income attributable to controlling interest	735	646	488	423	435
Earnings per share – basic2)	9.59	8.06	5.74	4.86	4.97
Earnings per share – diluted2)	9.55	8.04	5.72	4.85	4.96
Gross margin3)	19.2%	18.5%	17.4%	15.8%	18.4%
S,G&A in relation to sales	(5.3)%	(5.1)%	(4.8)%	(4.9)%	(5.3)%
R,D&E net in relation to sales	(3.8)%	(3.8)%	(4.1)%	(4.4)%	(4.7)%
Operating margin4)	10.1%	9.4%	6.6%	7.5%	8.2%
Adjusted operating margin5,6)	10.3%	9.7%	8.8%	6.8%	8.3%
Balance Sheet
Trade working capital6,7)	1,221	1,115	1,232	1,183	1,332
Trade working capital in relation to sales8)	10.8%	10.7%	11.2%	12.7%	15.7%
Receivables outstanding in relation to sales9)	19.8%	19.0%	20.0%	20.4%	20.0%
Inventory outstanding in relation to sales10)	8.8%	8.8%	9.2%	10.4%	9.2%
Payables outstanding in relation to sales11)	17.8%	17.2%	18.0%	18.1%	13.5%
Total equity	2,582	2,285	2,570	2,626	2,648
Total parent shareholders’ equity per share	34.43	29.26	30.93	30.30	30.10
Current assets excluding cash	3,497	3,153	3,475	3,119	2,705
Property, plant and equipment, net	2,419	2,239	2,192	1,960	1,855
Goodwill and Intangible assets	1,386	1,375	1,385	1,382	1,395
Capital employed	4,148	3,840	3,937	3,810	3,700
Net debt6)	1,566	1,554	1,367	1,184	1,052
Total assets	8,644	7,804	8,332	7,717	7,537
Long-term debt	1,734	1,522	1,324	1,054	1,662
Return on capital employed12)	26.4%	25.0%	17.7%	17.5%	18.3%
Return on total equity13)	30.0%	27.2%	19.0%	16.3%	17.1%
Total equity ratio	30%	29%	31%	34%	35%
Cash flow and other data
Operating cash flow	1,157	1,059	982	713	754
Depreciation and amortization	407	387	378	363	394
Capital expenditures, net	423	563	569	485	454
Capital expenditures, net in relation to sales	3.9%	5.4%	5.4%	5.5%	5.5%
Free operating cash flow6,14)	734	497	414	228	300
Cash conversion6,15)	100%	77%	85%	54%	69%
Direct shareholder return16)	590	771	577	339	165
Cash dividends paid per share	3.12	2.74	2.66	2.58	1.88
Number of shares outstanding (millions)17)	74.7	77.7	82.6	86.2	87.5
Number of employees, December 31	58,000	59,500	62,900	61,700	55,900

1) Including Corporate sales 2) Net of treasury shares. 3) Gross profit relative to sales. 4) Operating income relative to sales. 5) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 6) Non-GAAP measure, for reconciliation see tables above. 7) Outstanding receivables and outstanding inventory less outstanding payables. 8) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 9) Outstanding receivables relative to annualized fourth quarter sales. 10)Outstanding inventory relative to annualized fourth quarter sales. 11) Outstanding payables relative to annualized fourth quarter sales. 12) Operating income and income from equity method investments, relative to average capital employed. 13) Income relative to total equity. 14) Operating cash flow less Capital expenditures, net. 15) Free operating cash flow relative to Net income. 16) Dividends paid and Shares repurchased.
17) At year end, excluding dilution and net of treasury shares.